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                                                               Exhibit 99.303


[CALIFORNIA ISO LOGO]

MEMO

To:      ISO Board

From:    Susan Schneider, Vice President, Client Services

                  Kellan Fluckiger, Vice President, Operations

CC:      ISO Executives

Date:    January 22, 1999

Re:      UPDATE ON ANCILLARY SERVICE MARKET REDESIGN PROCESS

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         This memo provides an update on the A/S Redesign Project based on the
         Market Issues Committee Meeting yesterday, January 21. At that meeting, the ISO staff presented a summary of the A/S Redesign Project in accordance with the memo dated January 15 (attached).

         Following management's presentation, several different views were presented by the market participants and board members in attendance. Requests were made by committee members for additional information to help in the decision process on Jan 28th. A summary of these requests appears below.

         The January 15 memo is attached again for your review before the board meeting on January 28. Also attached is the memo issued today on the compromise proposal for uninstructed deviations. This latter item is on the Market Issues Committee agenda for Thursday and is also part of the package that will be brought to a vote at the Board meeting on Thursday.

         In order to meet the March 1 filing deadline, it is imperative that the Board reach a decision on the entire A/S package at this board meeting.



         REQUESTS FOR ADDITIONAL INFORMATION AND DATA MADE BY THE MARKET ISSUES COMMITTEE TO THE STAFF:


         o What is the right order of priority for each of the top 5 design elements?

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         o   If caps are taken away as a criteria (i.e. RMR not resolved), does the management recommendation change?

         o   Provide a cost/benefit analysis of each of the 5 options.

         o Provide more information as to how ISO management priorities were reached.

     o   Resource questions

         o Provide information on resource requirements on each of the 5 options. This should address questions such as "What is the relative level of effort required for the 5 elements?" and "If the rational buyer preprocessor is installed for summer and PSSA (Product Specific Simultaneous Auction) was delayed, would that free up resources to complete Inter SC AS trades?"

         o Provide information showing where resource requirements for Y2K will consume resources otherwise needed for A/S Redesign.

     o   Other Questions

         o Provide a discussion of the replacement reserve option impact on other markets and RMR scheduling. Include a response to the gaming opportunity identified by the PX.

         o Map the general A/S operating problems that the ISO believes are/were caused by adverse market incentives, including which ones have been resolved, which ones remain, and how the recommended design options would resolve them.

         o Provide more clarification of the replacement reserve option and the rational buyer option, including the algorithms that will be used for procurement. Also provide more description or examples on allocation of costs.


Management will also strive to prepare answers to other questions raised by the public at the meeting, many of which involve additional details on the 5 design options.